EXHIBIT 99.1

GEOGLOBAL ANNOUNCES NYSE MKT APPROVES PLAN

Calgary, Alberta, Canada, February 21, 2013 – GeoGlobal Resources Inc. (the “Company”) (NYSE MKT: GGR) received notice from the NYSE MKT LLC (the “Exchange”) on November 30, 2012, indicating that the Company is not in compliance with two of the continued listing standards as set forth in Section 1003(a)(iv) and Section 1003(f)(v) of the NYSE MKT’s Company Guide.

The Company was afforded the opportunity to submit a Plan of compliance to the Exchange and on December 31, 2012 presented its Plan to the Exchange.

On February 15, 2013, the Exchange notified the Company that it accepted the Company’s Plan of compliance and granted the Company an extension until May 31, 2013 to regain compliance with the continued listing standards.  The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT LLC.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995.

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GEOGLOBAL RESOURCES INC.	THE EQUICOM GROUP
www.geoglobal.com	Nick Hurst
Phone: +1-403-777-9250	Phone: +1-403-218-2835
Email: info@geoglobal.com	Email: nhurst@tmxequicom.com